Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated on the date entered into below and effective as of September 1, 2020 (the “Effective Date”), is entered into by and between OpGen, Inc., a Delaware corporation, currently located at 708 Quince Orchard Drive, Suite 205, Gaithersburg., MD, 29878 (the “Company”), and Oliver Schacht, currently living at [***] (the “Executive”). The Company and the Executive shall hereinafter collectively also be referred to as the “Parties” and each individually as a “Party”.

Whereas, the Executive previously served as President and Chief Executive Officer of the Company pursuant to an Amended and Restated Management Services Agreement (“Management Services Agreement”) while Executive was working outside the United States;

Whereas, the Parties desire to terminate the Management Services Agreement and enter into this Agreement to govern the terms of Executive’s employment with the Company as Chief Executive Officer while working for the Company inside the United States; and

Whereas, the Company has concluded to its satisfaction that the Executive is sufficiently qualified to fulfill its position of Chief Executive Officer and wishes to employ the Executive in that role.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	APPOINTMENT AND SERVICES
1.1	The Executive shall serve as the Chief Executive Officer of the Company until the termination or expiration of this Agreement in accordance with its terms. In such position, the Executive is responsible for the management of the affairs of OpGen and its affiliated businesses and will carry out his duties in accordance with the Company’s Corporate by-laws, its Code of Business Conduct, other governing policies and documents, and applicable law and regulations in all jurisdictions in which the Company does business, and the other responsibilities assigned and delegated to the Executive from time to time by the Company’s Board of Directors (the “Board”).
1.2	The Executive shall spend sufficient time providing the services under this Agreement, as to ensure the proper performance of his duties hereunder.
1.3	The Executive shall, at all times during the term of this Agreement faithfully and diligently perform those duties and exercise such powers which are or may be necessary from time to time in connection with the provision of the services hereunder.

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1.4	The performance of the Executive and the course of the Company business will be monitored by and evaluated by the Board on an annual basis.
2.	TERM AND TERMINATION OF THE AGREEMENT
2.1	This Agreement shall commence on the Effective Date and shall continue in force for a period of one year, unless sooner terminated in accordance with its terms (“Initial Term”). Following the Initial Term, the Agreement shall automatically renew for successive one year terms (each a “Successive Term” and, together with the Initial Term, more generally, a “Term”), unless either party provides notice at least three months before the start of a Successive Term that it does not want to renew the Agreement. In the event that either party provides such notice of non-renewal, the Agreement will terminate at the conclusion of the Term in which such notice is provided.
2.2	The Company may immediately terminate this Agreement for Cause as defined below, by giving written notice to the Executive specifying such Cause. The Executive may immediately terminate this Agreement for Good Reason as defined below, by giving written notice to the Company specifying such Good Reason. In addition, the Agreement will automatically terminate upon the Executive’s death and may be terminated by the Company upon his Disability, as defined below.
2.3	“Cause” shall mean: (i) Executive’s commission of a felony; (ii) any act in violation of the Company’s Code of Business Conduct; (iii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iv) Executive’s violation of Company policy that causes material harm to the Company; (v) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured after 10 days’ written notice; or (vi) Executive’s breach of fiduciary duty.

“Good Reason” means any of the following, without Executive’s consent: (i) a material diminution of Executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive’s responsibilities or duties); (ii) a material reduction in the level of Executive’s base salary (and any such reduction will be ignored in determining Executive’s base salary for purposes of calculating the amount of severance pay, see Section 7 below), except if other executives of the Company also have their salary reduced by the same proportion due to a material financial crisis of the Company or exigent circumstances; (iii) relocation of the office at which Executive is principally based to a location (other than the Company’s principal offices) that is more than fifty (50) miles from the location at which Executive performed his duties immediately prior to the effective date of a Change in Control; (iv) failure of a successor in a Change in Control to assume this Agreement.

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Cure Period: Additionally, before the Executive may terminate employment for a Good Reason, the Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring the Executive’s employment to a successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (iv) above shall continue to apply to the Executive’s employment by the successor. This definition is intended to constitute a “substantial risk of forfeiture” as defined under Treasury Regulation 1.409A-1(d).

2.4	Disability: Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement, including any period of unpaid leave. If the Executive is unable to perform the essential functions of his position, with or without accommodation, as a result of a physical or mental condition , the Company may terminate his employment six (6) months after the month in which his inability to perform the essential functions of his position commenced. The Executive will provide medical documentation requested by the Company and cooperate with any medical examinations requested by the Company to make this determination.
2.5	“Change in Control” for the purpose of this Agreement means:
(a)	A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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(i)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the successor) directly or indirectly, at least a majority of the combined voting power of the successor’s outstanding voting securities immediately after the transaction, and
(ii)	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor; provided, however, that no person or group shall be treated for purposes of this section as beneficially owning 50% or more of the combined voting power of the successor solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iii)	the Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event under this Agreement that provides for the deferral of compensation and is subject to section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) with respect to such award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code section 409A.

The Board shall have full and final authority, which shall be exercised at its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

3.	COMPENSATION AND BENEFITS
3.1	As from the Effective Date, the Executive will be entitled to a gross salary of $408,000.00 per year, for the services performed under this Agreement, which salary shall be paid to the Executive less all lawful withholdings, and in accordance to the company’s regular pay practices. This salary shall be re-evaluated by the Board or the Compensation Committee thereof (the “Committee”) at least once a year using generally accepted methods for benchmarking executive officer compensation.

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The Executive shall be entitled to participate in the Company’s OpGen Incentive Plan (“OIP”) in which bonus payments are awarded to certain senior managers and executives at the Board’s sole discretion, based on the achievement of key performance indicators (“KPI’s”) that are set by the Board in advance of each fiscal year. The Executive’s OIP target bonus shall be 70% of annualized salary or $285,600.00. As defined in the OIP, the actual bonus to be awarded is the amount of the targeted bonus adjusted by the percentage in which the KPI’s are being met and other gating factors. The Board will determine to what extent the KPI’s have been met during a fiscal year following the closing of each fiscal year and determine the amount of bonus to be awarded to the Executive. Any OIP bonus shall be paid no later than March 15 of the year following the fiscal year in which the bonus was earned. All bonus payments are net of lawful withholdings.

The Executive will be eligible to participate in OpGen’s US Benefits Plan. Any accrued time-off balance for the Executive under the Management Services Agreement as of the Effective Date, will be available to the Executive under the Company’s Paid-Time-Off plan at the start of this Agreement. Thereafter, all paid time off will be subject to the terms of the Company’s plans.

3.2	The Executive shall be reimbursed for actual re-location expenses in accordance with Section 3.4 of the Management Services Agreement and any additional amounts approved by the Board or the Compensation Committee thereof, as appropriate, subject to all of the terms contained therein, including the Company’s right to recover a portion of the reimbursed expenses if the Executive’s employment terminates before April 2, 2021.

4.	EQUITY COMPENSATION

The Executive shall be entitled to participate in the Company’s 2015 Equity Incentive Plan, as amended and restated. Awards under such plan shall be determined and made by the Board and Committee consistent with the timing of awards made to other executive officers of the Company.

5.	OTHER INSURANCE

The Company has and maintains professional Directors and Officers Liability Insurance (“D&O Insurance”) that applies to the Executive on the basis of generally accepted insurance conditions. The D&O Insurance shall provide for coverage of financial loss incurred by Company or a third party as a result of a negligent act or omission of the Executive.

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6.	COVENANTS
6.1	The Executive shall be and remain subject to the Company’s Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement, including any successor agreement entered into between the parties covering the subject thereof (“Restrictive Covenant Agreement”). The Restrictive Covenant Agreement is incorporated herein and made a part hereof.
6.2	PROPERTY OF THE COMPANY
(a)	Any and all properties of the Company, including but not limited to documents and copies of documents, digital data and data carriers, made available or provided to the Executive during the term of and under this Agreement and which are therefore on that basis in the possession of the Executive, are and shall remain the property of the Company and the Executive has the obligation to return or destroy these properties to the Company on the Company’s first demand and furthermore ultimately on the day this Agreement terminates.
6.3	CONFLICT OF INTERESTS: The Executive shall, during this Agreement not be involved, in any manner, either independent or as an employee, a contractor or otherwise in a company or undertaking that directly or indirectly competes with the Company or a company affiliated with the Company or a company or undertaking that maintains to a substantial extent business or company relations with the Company or a company affiliated to the Company. During this Agreement, the Executive is prohibited to establish, acquire or directly or indirectly take part in such a company or undertaking, that as the case may be carries out the same activities as Company as to its research, product, commercial and geographical scope. The Executive specifically commits that he
(a)	will not enter into an agreement either as an employee or as an independent contractor;
(b)	will not support directly or indirectly activities that are prohibited on the basis of this non-compete provision;
(c)	will not directly or indirectly establish or acquire a company or undertaking that competes with the Company; and
(d)	will not take part directly or indirectly in a company or undertaking that competes with the Company.

During the Term, the Executive shall refrain from accepting remunerated or non-remunerated duties – including any other board of director’s seat or similar position – on behalf of third parties or from doing business for his own account without the prior written consent of the Board. The Board will not withhold its consent in case the ancillary activities do not conflict with the business of the Company or the position of the Executive.

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Pursuant to OpGen’s Code of Business Conduct, which is incorporated herein, Section VI, the Executive shall not have a significant financial interest (ownership or otherwise) in any company that he knows, or suspects is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the Executive.

7.	SEVERANCE
7.1	For purposes of this Section, the following terms shall have the following meanings:
(a)	“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the first anniversary of such date.
(b)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(c)	“Successor” means any affiliate of the Company, or an acquiring, surviving or successor entity in a Change in Control or their affiliates, as applicable.
7.2	If the Company terminates this Agreement without Cause, whether during a Change of Control or at any other time, or the Executive terminates this Agreement for Good Reason, and provided that any such termination constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), such termination event is referred to as a “Covered Termination” and the effective date of termination is the “Termination Date”, the Executive will be eligible for the compensation and benefits described in Section 7.3 below. If the Executive terminates this Agreement for any reason other than a Covered Termination, the Executive will not be eligible to receive any compensation or benefits under Section 7.3 of this Agreement. If either party provides notice of non-renewal at the end of the Initial Term or any Successive Term, the expiration of the Agreement at the end of that Term shall not be considered a Covered Termination and the Executive shall not be eligible to receive any compensation or benefits under Section 7.3 of this Agreement, but may be eligible for compensation and benefits as provided under Section 7.4 of this Agreement.
7.3	For the avoidance of doubt, the termination of this Agreement as a result of the death or Disability under Section 2.3 of the Executive shall not, in any event, be deemed to be a termination without Cause. Transferring this Agreement to a Successor shall also not be considered a termination without Cause under this Agreement.

Following a Covered Termination, or on effective date that a Change in Control closes and becomes effective and, during the Change in Control Period, the Executive has a Covered Termination, the Executive will be eligible for the following payments and benefits:

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(a)	The Executive will receive pay at the rate of the Executive’s annualized salary in effect immediately prior to the effective date of the Covered Termination for twelve (12) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date.
(b)	On the Termination Date of a Covered Termination, any outstanding stock option, restricted stock units or other equity awards held at such time by the Executive under the terms of the OpGen, Inc. 2015 Equity Incentive Plan, as amended, the OpGen, Inc. Amended and Restated Stock Option Plan, as assumed and adopted as of April 1, 2020, or any other plan or program, to the extent unvested or subject to forfeiture, will become vested and immediately exercisable (if applicable), or have a lapse of forfeiture restrictions (if applicable). For vested and exercisable stock options, the Executive shall have one hundred eighty (180) days to exercise such vested stock options or the expiration date of the option, if earlier.
(c)	For a period not to exceed six (6) months after the Termination Date, the Company shall reimburse the Executive the cost of continued healthcare coverage for the Executive and his family under the Company’s group plans, pursuant to Section 601 et seq. of ERISA (“COBRA”) less applicable withholdings. The Executive agrees to submit proof of payment of payment of such medical premiums and the Company agrees to reimburse the Executives COBRA payments within 30 days of receipt of proof of payment. The Executive will send proof of premium payments to:

c/o OpGen Human Resources

708 Quince Orchard Rd Suite 205

Gaithersburg MD, 20878

In the event that the Executive becomes eligible for other group medical coverage, executive agrees to notify OpGen accordingly, enroll in that plan, and discontinue his enrollment in the OpGen plan.

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(d)	Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code section 409A earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A. The Company and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A. For purposes of Code section 409A, each payment under this Agreement shall be treated as a right to separate payment and not part of a series of payments. Without limiting the generality of the foregoing, in the event the Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and the Executive is a "specified employee" (as defined in section 1.409A-1(i) of the Treasury Regulations) of the Company, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Executive’s death). Amounts otherwise payable during such six-month payment shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of termination.
7.4	In the event that the Company provides the Executive timely notice of a non-renewal of this Agreement at the end of the then-current Term in accordance with Section 2.1, the Executive will be entitled to severance for a period of nine (9) months and reimbursement of continued health care coverage under COBRA for a period of up to nine (9) months following expiration of the Agreement. The severance benefits and reimbursement of health care expenses shall be subject to the terms of Section 7.3 of this Agreement.
7.5	RELEASE OF CLAIMS: Before any compensation or benefits will be payable to the Executive on account of a Covered Termination, the Executive must (a) execute a release in the form acceptable to the Company, a current sample of this is attached hereto as Schedule A (the “Release”) within the applicable Consideration Period specified in the Release, (b) not revoke the Release within any applicable revocation period specified in the Release such that the Release is effective not later than the 30th day following the date of termination of this Agreement, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release and the terms of the Restrictive Covenant Agreement. In the event that the Executive does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Section 7 to the Executive, and the Company may cease any further payments or the provision of additional benefits hereunder.
7.6	PROVISION FOR 26 U.S. Code § 4999 - Golden parachute payments: Notwithstanding any provision to the contrary, in the event that the payments described in this Section 7, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with the termination of this Agreement and the Executive’s provision of services to the Company, would result in the imposition of an excise tax under Code section 4999, such payments shall be reduced to the extent necessary to avoid such excise tax imposition. If it is determined, after any such payments are made, that any such compensation must be returned to the Company so that the Executive does not incur obligations under Code sections 280G or 4999, upon written notice to the Executive to that effect, together with calculations of the Company's tax advisor, the Executive shall remit to the Company the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Code sections 280G or 4999, the Company shall be required only to pay to the Executive the amount determined to be deductible under Code sections 280G or 4999.

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8.	MISCELLANEOUS
8.1	Unless explicitly stipulated in this Agreement, neither of the Parties is allowed to transfer this Agreement and/or obligations resulting from this Agreement to a third party in whole or in part, without the prior written consent of the other Party.
8.2	A failure by a Party to take action in the event of non-performance by the other Party regarding any provision of this Agreement shall not operate as a waiver of such right.
8.3	Amendments or additions to this Agreement are only possible and effective to the extent that these are set forth in writing in a document signed by the Parties.
8.4	In the event that one or more provisions of this Agreement is found to be invalid, the remaining provisions shall remain effective. The Parties shall discuss the invalid provisions in order to agree upon an alternative arrangement that is valid and which as closely as possible corresponds with the contents of the provisions to be replaced.
8.5	This Agreement supersedes the Management Services Agreement and any employment agreement with GmbH, which governed the terms of Executive’s employment while residing in Germany, in all respects and these agreements shall be of no further or force or effect following the Effective Date, except as expressly provided in Section 3.2 of this Agreement. This Agreement comprises the entire agreement between the parties and there are not any agreements, understanding, promises or conditions, oral or written, express or implied concerning the subject matter which are not included into this Agreement, except any agreements entered into between the Executive and the Company governing the award and exercise of certain equity or incentive compensation and any agreements governing Executive’s compliance with Company conduct or related policies, including but not limited to, the Code of Business Ethics and the Restrictive Covenant Agreement, which are incorporated herein.
8.6	This Agreement may be executed in any number of counterparts. All the counterparts shall together constitute one and the same Agreement.
8.7	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. The Parties hereby submit to the jurisdiction of the state and federal courts for the location encompassing the Company’s then principal offices for the resolution of any disputes arising under this Agreement.

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8.8	The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.9	The Executive acknowledges that the Executive has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement. The Company makes no representations as to the tax treatment of the payments and benefits provided for under this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of October 29, 2020.

OpGen, Inc.

/s/ William E. Rhodes, III

By: William E. Rhodes, III Title: Chairman

The Executive

/s/ Oliver Schacht

Oliver Schacht

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Schedule A

Form of Release Agreement

1.       Release. In exchange for the payments and other consideration provided under the Executive Employment Agreement (the “Employment Agreement”), and other good and valuable consideration, to which the Executive would not otherwise be entitled, and except as otherwise set forth in this Release Agreement, the Executive hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, Executives, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Company”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, conduct, or omissions at any time prior to and including the execution date of this Release Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company or the termination of his employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance or termination pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action the Executive is releasing and waiving in this Release Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

(a)       has violated its personnel policies, handbooks, or covenants of good faith and fair dealing;

(b)       has discriminated against the Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Maryland Fair Employment Practices Act; Maryland Law on Equal Pay; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act, Section 510; the National Labor Relations Act; and the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances; and

(c)       has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to the Executive or any member of the Executive’s family and/or promissory estoppel).

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Notwithstanding the foregoing, the Executive is not releasing any of the following rights or claims: (i) claims for severance payments or benefits in accordance with the Employment Agreement, (ii) claims for vested retirement benefits under any tax-qualified retirement plan of the Company, (iii) claims relating to the conversion or continuation of insured welfare benefits under any employee benefit plan sponsored or maintained by the Company in which the Executive was a participant as of the date of termination or resignation, (iv) any rights of indemnification that the Executive may have for any liabilities arising from the Executive’s actions within the course and scope of employment with the Company or within the course and scope of the Executive’s role as a member of the Board of Directors and/or officer of the Company, or (v) any rights or claims that may arise after the execution date of this Release Agreement. Also excluded from this Release Agreement are any claims which cannot be waived by law. In addition, this Release Agreement will not operate to limit or bar the Executive’s rights to: file an administrative charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state and local fair employment practices agencies; report to any government agency any concerns he may have regarding Company's practices or testify, assist or participate in an investigation, hearing or proceeding conducted by any such agency; or his ability to seek or obtain monetary awards from the SEC's whistleblower program. However, the Release Agreement does bar the Executive’s right to recover any personal relief if the Executive or anyone on his behalf seeks to file a lawsuit or arbitration on the same basis as a charge or complaint of discrimination. The Executive also acknowledges that the consideration given to the Executive in exchange for the waiver and release in the Release Agreement is in addition to anything of value to which the Executive was already entitled, and that the Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which the Executive is eligible, and has not suffered any on-the-job injury for which the Executive has not already filed a claim. The Executive further acknowledges that the Executive has been advised by this writing that the Executive’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Release Agreement.

2.       ADEA Waiver and Release. The Executive acknowledges that the Executive is knowingly and voluntarily waiving and releasing any rights the Executive may have under the ADEA, as amended. The Executive acknowledges that the Executive has been advised by this writing that: (a) the Executive has twenty-one (21) days (except in the event that the Executive’s services were terminated as part of a group termination, as determined by the Company, in which case the Executive has forty-five (45) days) to consider this Release Agreement (although the Executive may choose to voluntarily execute this Release Agreement earlier, in which case, the Executive will sign the Consideration Period waiver below); (b) the Executive has seven (7) days following execution of this Release Agreement to revoke it; and (c) this Release Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release Agreement is executed by the Executive. The Executive may revoke this Release Agreement during the seven (7) day revocation period by notifying the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel in writing.

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3.       Confidentiality. The provisions of this Release Agreement will be held in strictest confidence by the Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) the Executive may disclose this Release Agreement to the Executive’s immediate family; (b) the Executive may disclose this Release Agreement in confidence to the Executive’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the Executive may disclose this Release Agreement insofar as such disclosure may be required by law.

4.       Non-disparagement. The Company and its executives and directors agree not to disparage Executive. Executive agrees not to disparage the Company, and the Company’s employees, directors, executives, partners, agents, attorneys and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

5.       No Admission. This Release Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or right.

6.       Executive Certification - Validity of Agreement. The Executive certifies that he has carefully read this Release Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. The Executive further declares that he is competent to understand the content and effect of this Release Agreement and that his decision to enter into this Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information. The Executive has not relied on any information except what is set forth in this Agreement.

7.       Advice to Consult Legal Representative. Company recommends that the Executive consult with an attorney of his own choosing, at his own expense, with regard to entering into this Release Agreement.

8.       Breach. The Executive agrees that upon any breach of this Release Agreement by the Executive or any breach by Executive of his on-going obligations to the Company under the Employment Agreement, which is incorporated herein, the Executive will forfeit all amounts paid or owing to the Executive under this Release Agreement. Further, the Executive acknowledges that it may be impossible to assess the damages caused by the Executive’s violation of the terms of this Release Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Release Agreement will constitute immediate and irreparable injury to the Company. The Executive therefore agrees that any such breach of this Release Agreement is a material breach of this Release Agreement, and, in addition to any and all other damages and remedies available to the Company upon the Executive’s breach of this Release Agreement, the Company shall be entitled to an injunction to prevent the Executive from violating or breaching this Release Agreement. The Executive agrees that if the Company is successful in whole or part in any legal or equitable action against the Executive under this Section 8, the Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release Agreement.

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9.       Miscellaneous. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company. This Release Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns. If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Release Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within the State of Maryland.

OPGEN, INC.

By:

Name: _______________________________ Title:___________________________________

Date: ____/____/______

EXECUTIVE:

Oliver Schacht

Date: ____/____/_____

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CONSIDERATION PERIOD

I, ___________________________, understand that I have the right to take at least 21 days (the “Consideration Period”) [except in the event that the Executive’s services were terminated as part of a group termination, as determined by the Company, in which case the Executive has a 45-day Consideration Period] to consider whether to sign this Release Agreement, which I received on _______________________ ____, 20____. If I elect to sign this Release Agreement before the Consideration Period has passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the Consideration Period.

AGREED:

Oliver Schacht

Executive Signature

Date

S-1